EXHIBIT 99.1

NEWS RELEASE

For Media, Contact:
Debra A. Beck
General Manager, Corporate Communications
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: 301-790-6177
Media Hotline: 1-888-233-3583
E-Mail: dbeck@alleghenyenergy.com	For Investor Relations, Contact:
Gregory L. Fries
General Manager, Investor Relations
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: (301) 665-2713
E-Mail: gfries@alleghenyenergy.com

M. Beth Straka
General Manager, Investor Relations
4350 Northern Pike
Monroeville, PA 15146-2841
Phone: (412) 856-3731
E-Mail: mstraka@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Stockholders Vote To Remove Preemptive Rights Provision From Charter

             Hagerstown, Md., March 14, 2003 – Allegheny Energy, Inc. (NYSE: AYE) announced today that more than 50 percent of the shares of common stock entitled to vote were voted to approve a proposal to amend the Company’s charter to eliminate a preemptive rights provision during a special meeting of Allegheny Energy stockholders in New York, NY, and that the proposal was, therefore, adopted.

            “We are pleased that our stockholders voted to remove the preemptive rights provision,” said Alan J. Noia, Chairman of the Board, President, and Chief Executive Officer of Allegheny Energy. “Although more common many years ago, today few public companies have preemptive rights. By eliminating preemptive rights, we will remove a significant impediment to any private sale of equity securities and will now have greater flexibility to raise additional capital as we work to restore the financial health of our Company.”

            With headquarters in Hagerstown, Md., Allegheny Energy is an integrated energy company with a balanced portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities and supplies energy and energy-related commodities in selected domestic retail and wholesale markets; Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about three million people in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia; and a business offering fiber-optic and data services. More information about the Company is available at www.alleghenyenergy.com.

            Certain statements contained herein constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy’s operations, markets, products, services, prices, capital expenditures, development activities, and future plans. Such factors include, among others, the following: changes in general, economic, and business conditions; changes in the price of electricity and natural gas; changes in industry capacity; changes in technology; changes in financial and capital market conditions; changes in political and social conditions, deregulation activities and the movement toward competition in the states served by our operations; the effect of regulatory and legislative decisions; regulatory approvals and conditions; the loss of any significant customers; litigation; and changes in business strategy or business plans.

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